EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-108045 on Form S-3 of our reports dated February 28, 2007, relating to the financial statements (and with respect to the report on those financial statements, expressed an unqualified opinion and included an explanatory paragraph concerning the adoption of new accounting pronouncements in 2004 and 2006) and financial statement schedule of Southwestern Electric Power Company Consolidated appearing in and incorporated by reference in the Annual Report on Form 10-K of Southwestern Electric Power Company Consolidated for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 28, 2007